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Exhibit 21

                     SUBSIDIARIES OF TRAK AUTO CORPORATION

                             State of Incorporation

Trak Corporation (A)                               (100%)               Delaware
Trak DHC Corporation                               (100%)               Delaware
Super Trak Corporation                             (100%)               Delaware
Riverdale Trak Acquisition Inc.                    (100%)               Delaware
Trak\Crown Acquisition, Inc.                       (100%)               Delaware

(A) Does business in certain states under the name "Trak Auto Corporation I".





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